CONTRIBUTION AGREEMENT, PLAN AND
          AGREEMENT OF REORGANIZATION AND DISTRIBUTION


     This Contribution Agreement, Plan and Agreement of Reorganization and Distribution (Agreement), dated as of the 25th day of February, 1998, among Dynamic Associates, Inc. a Nevada corporation (Dynamic) and MW Medical, Inc. a Nevada corporation (MW Medical) and Dynamic's wholly owned subsidiaries; P&H, Inc. a California corporation (P&H) and Microwave Medical Corporation a California Corporation (MMC) (Collectively the Parties) provides for the spin off of MW Medical, Inc. from Dynamic.

WITNESSETH:

     Whereas, the Parties desire that Dynamic distribute stock of MW Medical pursuant to this Agreement and an Information Statement provided to shareholders of record on February 25, 1998 and provide for the reorganization of Dynamic and MW Medical and the going forward of the Parties as separate entities;

     Whereas, Dynamic is to spinoff MW Medical by issuing a prorata number of shares of MW Medical (MW Stock) based on the holdings of shareholders of Dynamic stock (Dynamic Stock) as of February 25, 1998, the record day; and

     Whereas, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as a statement of their intent under the terms of this Agreement;

     Now, therefore, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

ASSIGNMENT

     1. Dynamic agrees to assign all shares of the common stock of MMC and P&H to MW Medical effective as of February 25, 1998 subject to the terms of this Agreement.

     2. This assignment of shares will be made to Dynamic in exchange for issuance of 14,223,929 shares of common stock of MW Medical to the shareholders of record of Dynamic on February 25, 1998 as part of the contemplated spinoff. The spinoff will occur on March 11, 1998 and until that time the 14,223,929 shares will be issued to Dynamic Associates, Inc. as the shareholder of record.

     3. Each party agrees to indemnify the other and defend and hold them harmless on demand for, from and against all claims and expenses (including reasonable attorney fees, court costs and other expenses attributable directly or indirectly to the breach by either party of any obligation hereunder or the inaccuracy of any representation or warranty in any instrument delivered pursuant hereto or in connection with the transactions contemplated hereby.

CONTRIBUTION

     1. Dynamic agrees to provide $200,000 in funding to MW Medical as evidenced by the attached Promissory Note requiring delivery of the funds by March 11, 1998.

     2. MW Medical remains obligated for the payment of the obligation evidenced in the financial statements to Dynamic.

DISTRIBUTION

     This Contribution Agreement is done in contemplation of the spin off of MW Medical as detailed in an Information Statement distributed to shareholders of Dynamic effective as of February 25, 1998 of an equivalent number of shares of MW Medical. This Assignment Agreement is conditioned upon the successful completion of the Distribution to shareholders of Dynamic of all the outstanding shares of MW Medical March 11, 1998. This will involve the transfer of 14,223,929 shares of MW Medical from Dynamic to the shareholders of record.

     Should the Distribution not occur this Assignment Agreement shall be null and void.

DYNAMIC ASSOCIATES, INC.                     MW MEDICAL, INC.

_____________________________________        __________________________________
Printed Name:  ______________________        Printed Name:  ___________________
Title:  _____________________________        Title:  __________________________

P&H LABORATORIES, INC.                       MICROWAVE MEDICAL CORPORATION

_____________________________________        __________________________________
Printed Name:  ______________________        Printed Name:  ___________________
Title:  _____________________________        Title:  __________________________